Exhibit 99.1

Novan Focuses Strategic Direction and Announces Restructuring

– Company directing resources on the potential approval of berdazimer gel, 10.3% (SB206) for molluscum contagiosum –

– Process to explore a sale or out-license of commercial assets or other business transaction continues –

– Continued progress toward PDUFA goal date of January 5, 2024, for berdazimer gel, 10.3% –

DURHAM, N.C. – May 31, 2023 – Novan, Inc. (“the Company” or “Novan”) (Nasdaq: NOVN), today announced that following an evaluation of its commercial and developmental stage assets, it has decided to sharpen its focus and resources on berdazimer gel, 10.3% (SB206) and announced that it continues to explore strategic alternatives, with a focus on its commercial product portfolio and a sale or out-license of one or more of its commercial products.

Novan conducted a deliberate and thorough review of its commercial and development portfolio of assets to determine a path to optimally deploy capital and maximize shareholder value. Following this review, the Company, has initiated a process to explore a sale or out-license of its commercial assets, including RHOFADE, MINOLIRA, and CLODERM. The Company will immediately reduce certain of its operating expenses currently supporting its commercial operations.

“We continue to face serious challenges achieving profitability with our commercial assets in the current economic environment, while also endeavoring to extend our cash runway through the PDUFA goal date of January 5, 2024, for berdazimer gel, 10.3%,” said Paula Brown Stafford, President and CEO. “We have been evaluating our portfolio of assets for some time to determine the optimal path for a product, if approved, to treat molluscum contagiosum, an unmet medical need. After careful consideration, we have made the strategic decision to implement a reduction in force of our commercial team and continue to explore a sale or out-license of our commercial assets. We will use our resources, plus the proceeds from any dilutive or non-dilutive financing or any strategic transaction, to work in earnest to capture the potential value of berdazimer gel, 10.3% by supporting the ongoing NDA review process.”

The restructuring of the Company’s commercial business, impacting 39 employees, results in a reduction in force of approximately 50% of employees of the Company, primarily among its field sales representatives. The Company estimates that it will incur approximately $0.9 million in charges related to the reduction in force over a period of twelve months. The Company took this step to concentrate its resources on pursuing the regulatory approval for the Company’s berdazimer gel, 10.3% product candidate.

The Company believes that its existing cash and cash equivalents as of March 31, 2023, plus expected receipts associated with product sales from its commercial product portfolio, will provide it with liquidity to fund its planned operating needs into late June of 2023, subject to the factors described in the Company’s Form 10-Q for the quarter ended March 31, 2023. Any potential new business development transactions or financing activities would target extending the Company’s runway into the fourth quarter of 2023 and desirably beyond.

As the Company explores strategic alternatives related to its commercial portfolio, it will continue to sell and distribute its commercial products, and incur certain related expenses associated with RHOFADE, WYNZORA, MINOLIRA and CLODERM in the United States.

About Novan

Novan, Inc. is a medical dermatology company focused on developing and commercializing innovative therapeutic products for skin diseases. Our goal is to deliver safe and efficacious therapies to patients, including developing product candidates where there are unmet medical needs. The U.S. Food and Drug Administration (“FDA”) accepted for filing Novan’s New Drug Application (“NDA”) seeking approval for berdazimer gel, 10.3% (SB206) for the treatment of molluscum contagiosum. The Company also has a pipeline of potential product candidates using its proprietary nitric oxide-based technology platform, NITRICIL™, to generate new treatments for multiple indications.

Forward-Looking Statements

Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements may be identified by words such as “believe,” “expect,” “target,” “anticipate,” “may,” “plan,” “potential,” “will,” “look forward to” and similar expressions, and are based on the Company’s current beliefs and expectations. These forward-looking statements include, but are not limited to, statements related to the Company’s expectations with respect to the planned restructuring, including the amount of termination costs, charges to be incurred, the Company’s plans to continue to focus its resources on the development of its SB206 product candidate, the Company’s ability to complete a financing or strategic transaction and the Company’s cash runway. Forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from the Company’s expectations, including, but not limited to, risks related to the regulatory approval process, which is lengthy, time-consuming and inherently unpredictable, including the risk that the FDA will not agree with the Company’s approach in its NDA submission for berdazimer gel, 10.3% (SB206) for molluscum or any future NDA submission, that the Company’s product candidates may not be approved or that additional studies may be required for approval or other delays may occur, that the Company may not have sufficient quantities of drug substance and/or drug product to support regulatory submissions and that the Company may not obtain funding sufficient to extend its cash runway beyond late second quarter of 2023 or to complete the regulatory or development process of any of its product candidates; the Company’s ability to retain qualified personnel and recruit in the future; constraints on the Company’s operations stemming from the restructuring, including impacts on the Company’s ongoing sales from its commercial product portfolio, higher than anticipated costs in connection with the reduction in force and restructuring efforts; risks and uncertainties related to the ability to raise additional capital, such as the timing of cash needs; and other risks and uncertainties described in the Company’s annual report filed with the Securities and Exchange Commission on Form 10-K for the twelve months ended December 31, 2022, and in the Company’s subsequent filings with the Securities and Exchange Commission. Such forward-looking statements speak only as of the date of this press release, and the Company disclaims any intent or obligation to update these forward-looking statements to reflect events or circumstances after the date of such statements, except as may be required by law.

INVESTOR AND MEDIA CONTACT:
Jenene Thomas
JTC Team, LLC
833-475-8247
NOVN@jtcir.com

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